EXHIBIT 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of our name and the information from our report regarding our estimates of reserves and future net revenues from the production and sale of those reserves in the Annual Report on 10-K of Pogo Producing Company for the year ended December 31, 2002, and to the incorporation by reference thereof into Pogo Producing Company’s previously filed Registration Statement Nos. 33-54969, 333-04233, 333-72129, 333-75105, 333-75105-01, 333-75105-02, 333-74861, 333-42426, 333-42428, 333-60800, 333-67324, 333-59426, 333-65548, 333-86856, 333-98205 and 333-102775.

/s/ RYDER SCOTT COMPANY

RYDER SCOTT COMPANY
PETROLEUM ENGINEERS

Houston, Texas
February 27, 2003